Press Release

COWEN COMPLETES ACQUISITION OF CONVERGEX

Further Strengthening Cowen’s Presence in the Global Equities Marketplace

NEW YORK, NY — June 1, 2017 — Cowen Inc. (NASDAQ:COWN) (“Cowen” or the “Company”) today announced that it has completed its acquisition of Convergex Group, LLC (“Convergex”) for a total consideration of $100.7 million (including seller transaction expenses) and is comprised of $53.1 million in cash and $47.6 million in Cowen common stock.

Effective today, Convergex has been renamed Cowen Execution Services LLC and Convergex Limited, its London-based brokerage, has been renamed Cowen Execution Services Limited.

“The acquisition of Convergex enhances our position as a leader in high quality research and superior global execution capabilities,” said Peter A. Cohen, Chairman and Chief Executive Officer of Cowen. “This transaction is another step forward in Cowen’s overall growth strategy. Integrating the best of Convergex with Cowen shows Cowen’s commitment to providing its combined client base with innovative and differentiated capabilities. As an organization focused on helping our clients outperform, we look forward to showcasing our comprehensive service offerings in the months ahead. Our team has worked extensively to ensure clients experience the same high-quality service that they have come to expect from our organizations.”

“With the closing of the acquisition, Cowen has become a leading independent, full service, agency equity trading platform that is also a key equity market liquidity provider,” said Jeffrey M. Solomon, President of Cowen. “We have enhanced our capabilities in electronic trading with a broad suite of non-conflicted trading products that can source liquidity across fragmented markets and drive substantial value creation for our collective clients, as well as extended our capabilities in prime services and clearing. We are also one of few firms offering sophisticated research sales and non-research based global execution capabilities as well as full-service investment banking.”

As previously disclosed, combined pro forma brokerage execution revenues were over $400 million in 2016, which positions Cowen as a clear leader in U.S. trading volume and expands Cowen’s reach to 108 countries around the globe, including China. Cowen continues to expect the acquisition to be accretive to economic income per share and return on tangible common equity in 2018.

Cowen recently unveiled its new corporate identity across its business segments which reflects the firm’s commitment to helping its clients Outperform™. Cowen’s identity emphasizes the firm’s Vision to always put its clients’ needs first; Tenacity to challenge the norms in an effort to develop innovative offerings, and; Empathy when interacting with its internal and external partners (www.cowen.com).

About Cowen Inc.
Cowen Inc. is a diversified financial services firm and, together with its consolidated subsidiaries, provides alternative asset management, investment banking, research, sales and trading and prime brokerage services through its two business segments: Cowen Investment Management and its affiliates make up the Company’s alternative investment segment, while Cowen and Company, a member of FINRA and SIPC, and its affiliates make up the Company’s broker-dealer segment. Cowen Investment Management provides alternative asset management solutions to a global client base and manages a significant portion of Cowen’s proprietary capital. Cowen and Company and its affiliates offer industry focused investment banking for growth-oriented companies, domain knowledge-driven research, a sales and trading platform for institutional investors and a comprehensive suite of prime brokerage services. Founded in 1918, the firm is headquartered in New York and has offices worldwide. For additional information, visit www.cowen.com.

Media Contacts:
Gagnier Communications
Dan Gagnier
646-569-5897
dg@gagnierfc.com

Cowen
Lynda Caravello
212-468-7713
lynda.caravello@cowen.com

2